Exhibit 99.10

CONSENT

The Board of Directors

Vivo Participações S.A.

Telemig Celular Participações S.A.

We hereby consent to the inclusion of our Valuation Reports (as defined below) delivered to Vivo Participações SA (“Vivo”) and Telemig Celular Participações SA (“TCP”), to be incorporated by reference into Vivo and TCP’s Registration Statement on Form F-4 filed with the Securities and Exchange Commission relating to the proposed restructuring of Vivo and TCP and to the references to our firm and the Valuation Reports (as defined below) in the Registration Statement and the accompanying prospectus/information statement.

Our valuation reports, each dated March 31, 2009, include the Net Equity Report for each of Vivo, TCP and Telemig Celular S.A. (“TC”) for purposes of Article 264 of Brazilian Law No. 6,404/76 and the Economic Value Report for each of TCP and TC for purposes of Article 8 and Article 252 of Brazilian Law No. 6,404/76 (collectively, the “Valuation Reports”).

Sao Paulo, Brazil, June 04, 2009.

By:	/s/ Edgar V. Salem

Name:	Edgar V. Salem
Title:	Executive Director